Exhibit 99.1

InfoSpace Appoints Vanessa Wittman to Board of Directors

BELLEVUE, Wash. (April 3, 2003) – InfoSpace, Inc. (NASDAQ: INSP), a provider of wireless and Internet software and application services, today announced the appointment of Vanessa Wittman to the Company’s Board of Directors and Audit Committee.

Ms. Wittman is executive vice president and chief financial officer (CFO) of Adelphia Communications Corporation, the fifth-largest cable television company in the country. She was named to Adelphia’s management team late last month.

“Vanessa brings a broad range of executive experience in financial management and corporate development to InfoSpace,” said Jim Voelker, chairman and CEO of InfoSpace, Inc. “Her financial expertise immediately strengthens our Board of Directors and Audit Committee. I’m pleased to have her as part of our team moving forward as we focus our efforts to drive long-term growth, profitability and shareholder value.”

“It is an exciting time to be part of InfoSpace, as the Company, under Jim’s leadership, focuses its resources on long-term opportunities for growth,” said Wittman. “I look forward to helping further shape and drive InfoSpace’s business initiatives to success.”

Prior to Adelphia, Ms. Wittman was CFO of broadband network services provider 360networks, where she led the Company’s restructuring efforts and successful emergence from bankruptcy protection in November 2002. Ms. Wittman initially joined 360networks as vice president of corporate development.

Previously, she served as senior director of corporate development at Microsoft and was CFO of the wireless-services company Metricom, Inc.

Ms. Wittman holds a BS/BA in Business Administration from the University of North Carolina at Chapel Hill, and an MBA from the University of Virginia’s Darden Graduate School of Business.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements regarding the Company’s appointment of Vanessa Wittman to its Board of Directors. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to those discussed in InfoSpace’s Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts

InfoSpace, Inc.

Steve Stratz

(425) 709-8167

steve.stratz@infospace.com

Adam Whinston

(425) 201-8946

adam.whinston@infospace.com